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                                                                     EXHIBIT 4.1


THIS CONVERTIBLE SUBORDINATED PROMISSORY NOTE (THIS "NOTE") AND THE SHARES ISSUABLE UPON THE CONVERSION, IF ANY, OF THIS NOTE WILL BE ISSUED IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") AND THE APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION UNDER THE ACT AND SUCH STATE LAWS COVERING THE TRANSFER OR AN OPINION OF COUNSEL, SATISFACTORY TO AHL SERVICES, INC., THAT REGISTRATION UNDER THE ACT AND SUCH STATE LAWS IS NOT REQUIRED.


                    CONVERTIBLE SUBORDINATED PROMISSORY NOTE

                                  July 24, 1998

Principal Amount:
$10,000,000.00                                                           No. R-1

         FOR VALUE RECEIVED, AHL Services, Inc., a Georgia corporation ("Maker"), promises to pay to Gage Marketing Group, LLC, a Minnesota limited liability company ("Payee"), and to no other, on July 24, 2000, the principal sum set forth above, together with interest on the principal amount outstanding hereunder at the rates hereinafter provided, in accordance with the terms and conditions hereof. This Convertible Subordinated Promissory Note (this "Note") is being issued pursuant to that certain Purchase Agreement dated as of June 17, 1998 (the "Purchase Agreement"), between and among the Maker, Adistra, LLC, the Payee, certain individuals and certain trusts.

         1. Interest. The principal amount from time-to-time outstanding hereunder shall bear interest at a rate equal to 4.5% per annum from the date hereof until July 24, 1999 and thereafter, until the principal amount shall have been paid in full, at a rate equal to 7% per annum. Interest on this Note shall be paid quarterly in arrears on the first business day of each January, April, July and October, commencing on October 1, 1998, and shall be computed on the basis of a 360-day year for the actual number of days elapsed. Upon the occurrence of any Event of Default, and during the continuation thereof, the unpaid principal amount of this Note shall bear interest at a rate per annum equal to 5% in excess of the reference rate quoted from time to time by Norwest Bank Minnesota, National Association, Minneapolis, Minnesota, computed on the basis of the actual number of days elapsed and a 360 day year.

         2. Mandatory Redemption. The Maker shall redeem all or a portion of the outstanding principal amount of this Note from and to the extent of the net cash proceeds of any "Equity Offering" conducted by the Maker prior to the payment in full of the principal amount hereof. This Note shall be redeemed in whole or in part, as the case may be, within 10 days following the consummation of any such Equity Offering and at a redemption price equal to the principal amount to be redeemed, without penalty or premium, plus accrued and unpaid interest on the principal


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amount redeemed to the date of redemption. The term "Equity Offering" means an underwritten public offering of the Maker's Common Stock, $.01 par value per share (the "Common Stock"), the proceeds of which are for the account of the Maker, pursuant to an effective registration statement under the Act.

         3. Optional Redemption. The Maker may redeem this Note at its option, in whole or in part, at any time and from time-to-time, upon the provision of the notice set forth below, at a redemption price equal to the principal amount to be redeemed, without penalty or premium, plus accrued and unpaid interest on the principal amount redeemed to the date of redemption.

         4. Notice of Redemptions. Notice of redemptions shall be sent by over-night courier service at least 3 days but not more than 10 days before the redemption date to the Payee in care of Mr. E. C. Gage, 10000 Highway 55, Minneapolis, Minnesota 55441. If money sufficient to pay the redemption price of and accrued interest on this Note, or portion thereof called for redemption, has been set aside by the Maker and is available to the Payee upon surrender of the Note on or before the redemption date, on and after such date interest shall cease to accrue on this Note or the portion thereof called for redemption.

         5. Subordination. (a) The Payee agrees by accepting this Note that all of the obligations of the Maker to the Payee evidenced by this Note are subordinated in right of payment, to the extent set forth in this Section 5, to the prior payment in full of all "Senior Indebtedness" (as defined) of the Maker and that such subordination is for the benefit of the holders from time-to-time of such Senior Indebtedness. "Senior Indebtedness" shall mean the principal of and premium, if any, and interest on and all other amounts (including, without limitation, fees, expenses, reimbursement obligations in respect of letters of credit and indemnities) due or payable from time to time on or in connection with any indebtedness for borrowed money, whether outstanding on the date hereof or thereafter created, incurred or assumed, under (i) the Maker's Credit Agreement and any replacements, refundings, refinancings and substitute facility or facilities thereof, in whole or in part, and (ii) indebtedness of the Maker for borrowed money incurred in exchange for, or the proceeds of which are used to extend, refinance, renew, replace, substitute or refund, in whole or in part, indebtedness and other obligations under Maker's Credit Agreement. As used herein, the term "Maker's Credit Agreement" shall mean that certain Amended and Restated Credit Agreement dated as of February 10, 1998, as amended pursuant to that certain First Amendment to Amended and Restated Credit Agreement dated as of July 9, 1998, by and among the Maker, certain Subsidiaries of the Maker (together with the Maker referred to herein collectively as the "Borrowers"), First Union National Bank, as Administrative Agent and lender, and the other financial institutions named as lenders therein, as the same may be amended, supplemented, restated or otherwise modified from time to time.

         (b) Upon any payment or distribution of the assets of the Maker to creditors upon a total or partial liquidation or a total or partial dissolution of the Maker or in a winding up, bankruptcy, reorganization, assignment for the benefit of creditors, marshaling of assets and liabilities, insolvency, receivership or similar proceeding relating to the Maker or its property (each a "Proceeding")

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                  (i)      holders of Senior Indebtedness of the Maker shall be
         entitled to receive payment in full of such Senior Indebtedness before the Payee shall be entitled to receive any direct or indirect payment on account of principal of or interest or any other amounts then due on this Note; and

                  (ii) until the Senior Indebtedness of the Maker is paid in full, any payment or distribution to which Payee would be entitled but for this Section 5 shall be made to holders of such Senior Indebtedness as their interests may appear, except that the Payee may receive shares of stock and any debt securities of the Maker as reorganized, or shares of stock and any debt securities of the Maker provided for by a plan of reorganization of the Maker, so long as the payment thereof is subordinated to such Senior Indebtedness to at least the same extent as this Note.

         (c) The Maker may not pay the principal of or interest or any other amounts then due on this Note and may not repurchase, redeem or otherwise retire this Note or any portion thereof (collectively, "pay this Note") if (i) any Senior Indebtedness of the Maker is not paid when due or (ii) any other default on Senior Indebtedness of the Maker occurs which results in the maturity of such Senior Indebtedness being automatically accelerated in accordance with its terms unless, in either case, (x) the non-payment or other default has been cured or waived in writing and any such acceleration has been rescinded or (y) such Senior Indebtedness has been paid in full. During the continuance of any Senior Covenant Default (as defined below), the Maker may not pay this Note for a period (a "Payment Blockage Period") commencing upon the receipt by the Maker of written notice (a "Blockage Notice") of such default from any holder, or the agent or representative of any holder, of such Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated (i) by written notice to the Maker from the person or persons who gave such Blockage Notice, (ii) by repayment in full of such Senior Indebtedness or (iii) because the Senior Covenant Default giving rise to such Blockage Notice is no longer continuing). Notwithstanding the provisions described in the immediately preceding sentence (but subject to the provisions contained in the first sentence of this Section 5(c)), unless the holders of such Senior Indebtedness shall have accelerated the maturity of such Senior Indebtedness, the Maker may resume payments on this Note after such Payment Blockage Period. Not more than one Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of Senior Covenant Defaults that may exist or occur with respect to Senior Indebtedness during such period. For purposes of this Section 5(c), no Senior Covenant Default that existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Senior Indebtedness initiating such Payment Blockage Period shall be, or be made, the basis of the commencement of a subsequent Payment Blockage Period by a Holder of such Senior Indebtedness, whether or not within a period of 360 consecutive days, unless such Senior Covenant Default shall have been cured or waived for a period of not less than 90 consecutive days. As used herein, the term "Senior Covenant Default" shall mean any "Default" or "Event of Default" described in subsection 10.1 of the Maker's Credit Agreement, in each case, other than a default of the type described in clause (i) and clause (ii) of the first sentence of this Section 5(c).



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         (d)      Until the Senior Indebtedness is paid in full in cash, Payee shall not, without the prior written consent of the holders of the Senior Indebtedness, take any Collection Action (defined below) with respect to this Note. Notwithstanding the foregoing, the Payee may file proofs of claim against the Maker in any Proceeding involving the Maker. Until the Senior Indebtedness is paid in full in cash and notwithstanding anything contained in this Note, the Payee shall not, without the prior written consent of the holders of Senior Indebtedness, agree to any amendment, modification or supplement to this Note, the effect of which is to (i) increase the maximum principal amount of this Note or rate of interest provided for hereunder, (ii) change the maturity date or the dates upon which payments of principal or interest owing are due, (iii) change or add any event of default or any covenant, (iv) change any redemption or prepayment provisions contained herein, (v) alter the subordination provisions contained herein, including, without limitation, subordinating the indebtedness evidenced hereby to any other debt, (vi) take any liens or security interests in any assets of the Maker or any other assets securing the Senior Indebtedness. As used herein, the term "Collection Action" shall mean (a) to demand, sue for, take or receive from or on behalf of the Maker or any guarantor of the principal or interest due under this Note, by set-off or in any other manner, the whole or any part of any moneys which may now or hereafter be owing by the Maker or any such guarantor with respect to this Note, (b) to initiate or participate with others in any suit, action or proceeding against the Maker or any such guarantor to (i) enforce payment of or to collect the whole or any part of the principal or interest due under this Note or (ii) commence judicial enforcement of any of the rights and remedies under this Note or applicable law or (c) to accelerate any payments under this Note.

         (e)      If a distribution is made to the Payee that because of this
Section 5 should not have been made to it, the Payee shall hold it in trust for holders of Senior Indebtedness of the Maker and pay it over to them as their interests may appear.

         (f) After all Senior Indebtedness of the Maker is paid in full and until this Note is paid in full, the Payee shall be subrogated to the rights of holders of such Senior Indebtedness to receive distributions applicable to Senior Indebtedness. A distribution made under this Section 5 to holders of such Senior Indebtedness which otherwise would have been made to the Payee is not, as between the Maker and the Payee, a payment by the Maker on such Senior Indebtedness.

         (g) This Section 5 defines the relative rights of the Payee and holders of Senior Indebtedness of the Maker. Nothing in this Note shall

                  (i) impair, as between the Maker and the Payee, the obligation of the Maker, which is absolute and unconditional, to pay principal of and interest on this Note in accordance with their terms; or

                  (ii) prevent the Payee from exercising its available remedies upon an Event of Default, subject to the rights of holders of Senior Indebtedness of the Maker to receive distributions otherwise payable to the Payee and subject to clause (d) above.



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         (h)      The Payee's rights to exercise a Conversion are not subject to this Section 5.

         6. Conversion. The Payee shall have the right to convert the principal amount of this Note into shares of Common Stock as follows:

                  (a) Payee shall have the right, at its option, at any time on or after July 24, 1999 up to and including the date on which the principal of and accrued and unpaid interest on this Note is paid in full, to give notice to the Maker (the "Conversion Notice") that the Payee has elected to convert all, but not less than all, of the outstanding principal amount of this Note (a "Conversion") by surrender of this Note and such surrender is to be made in the manner provided in paragraph (b) of this Section 6. If a Conversion is made in accordance with the terms hereof, such Conversion shall be in full and complete satisfaction of this Note effective as of the Conversion Date. For purposes of this Section 6, (i) "Conversion Date" shall mean the later of the date on which the Conversion Notice is delivered as described above, and the date this Note is surrendered to the Maker in connection therewith and (ii) "Conversion Price" shall mean the conversion price per share of Common Stock into which the Note is convertible, which shall be equal to 120% of the last sales price, regular way, for the Common Stock as reported on The Nasdaq Stock Market or other stock exchange where the Maker's Common Stock is trading on the last business day prior to the Conversion Date.

                  (b) In order to exercise the Conversion right, Payee shall (i) deliver the Conversion Notice to the office of the Maker, and
         (ii) surrender this Note, duly endorsed or assigned to the Maker or in blank, at the office of the Maker. In connection with a Conversion, Payee shall execute and deliver to the Maker such agreements as are reasonably requested by the Maker, including, without limitation, such representations, warranties and covenants that, in the Maker's judgment are necessary for compliance with applicable securities laws. Payee shall be entitled to receive in cash the total amount of accrued but unpaid interest on this Note through the Conversion Date. The Maker shall make no payment or allowance for dividends on the shares of Common Stock issued upon such Conversion, which are declared on or before the Conversion Date. As promptly as practicable after the delivery of the Conversion Notice and the surrender of this Note, the Maker shall issue and shall deliver at such office of the Maker to Payee a certificate or certificates for the number of shares of Common Stock issuable upon the Conversion of this Note in accordance with the provisions of this Section 6, and any fractional interest in respect of a share of Common Stock arising upon such Conversion shall be settled as provided in paragraph (c) of this Section 6. Any Conversion shall be deemed to have been effected on the applicable Conversion Date, and Payee shall be deemed to have become the holder of record of the Common Stock issued in connection with such Conversion at such time on such date, and such Conversion shall be at the Conversion Price in effect at such time on such date, unless the stock transfer books of the Maker shall be closed on that date, in which event Payee shall be deemed to have become the holder of record at the close of business on the next succeeding day on which such stock transfer books are open, but such Conversion shall be at the Conversion Price in


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         effect on the applicable Conversion Date. All shares of Common Stock delivered upon Conversion of this Note will upon delivery be duly and validly issued and fully paid and nonassessable.

                  (c) No fractional shares or scrip representing fractions of shares of Common Stock shall be issued upon Conversion of this Note. Instead of any fractional interest in a share of Common Stock that would otherwise be deliverable upon the Conversion of this Note, the Maker shall pay to Payee an amount in cash (computed to the nearest cent) equal to the Conversion Price on the applicable Conversion Date multiplied by the fraction of a share of Common Stock represented by such fractional interest.

                  (d) In case the Maker shall be a party to any transaction (including, without limitation, a merger, consolidation, sale of all or substantially all of the Maker's assets or recapitalization of the Common Stock) (each of the foregoing being referred to as a "Transaction"), in each case as a result of which shares of Common Stock shall be converted into the right to receive stock, securities or other property (including cash or any combination thereof), then this Note will thereafter no longer be subject to conversion into Common Stock pursuant to this Section 6, but instead shall be convertible into the kind and amount of shares of stock and other securities and property receivable (including cash) upon the consummation of such Transaction by Payee of that number of shares or fraction thereof of Common Stock into which this Note was convertible immediately prior to such Transaction. The provisions of this paragraph (d) shall similarly apply to successive Transactions.

                  (e) The Maker covenants that it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued shares of Common Stock or its issued shares of Common Stock held in its treasury, or both, for the purpose of effecting Conversion of this Note, the full number of shares of Common Stock deliverable upon the Conversion of this Note.

                  (f) The Maker shall take all such actions as it may deem commercially reasonable under the circumstances to provide for the issuance of such number of shares of Common Stock as would be necessary to allow for the Conversion from time-to-time, and taking into account adjustments as herein provided, of this Note in accordance with the terms and provisions of the Maker's Certificate of Incorporation.

         7. Maximum Lawful Rate. This Note is hereby expressly limited so that in no contingency or event whatsoever, whether by acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to Payee for the use, forbearance or detention of money exceed the highest lawful rate permissible under applicable law. If, from any circumstances whatsoever, fulfillment of any provision hereof, at the time performance of such provision occurs, shall involve payment of interest in excess of that authorized by law, the obligation to be fulfilled shall be reduced to the limits so authorized by law, and if, from any circumstances,


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Payee shall ever receive as interest an amount which would exceed the highest lawful rate applicable to the Maker, such amount which would be excessive interest shall be applied to the reduction of the unpaid principal balance hereof and not to the payment of interest.

         8. Method of Making Payments; Renewal of Obligations. All payments with respect to principal and interest hereunder shall be made by wire transfer of immediately available funds to such account as Payee has designated in writing to the Maker.

         9. Events of Default. The occurrence of any one or more of the following conditions or events shall constitute an "Event of Default":

                  (a) Failure to Pay. The Maker fails to pay any payment of principal or interest when due and payable or declared due and payable in accordance with the terms of this Note; or

                  (b) Breach of Other Provisions. The Maker shall breach any other material provision of this Note, the Purchase Agreement or any Transaction Document (as defined in the Purchase Agreement), and such breach shall continue uncured for a period of 30 days after written notice thereof has been delivered to Maker by Payee or the representations and warranties made by the Maker in the Purchase Agreement shall be incorrect or misleading in any material way; or

                  (c) Bankruptcy. (i) The Maker shall commence proceedings seeking either its own bankruptcy or to be granted a suspension of payments or any other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction, whether now or hereafter in effect; (ii) any proceeding described in clause (i) of this subsection 6(c) is commenced or applied to be commenced against the Maker, which proceeding remains undismissed for a period of sixty days; (iii) a custodian, trustee, administrator or similar official is appointed under any applicable law described in clause (i) of this subsection 6(c) with respect to the Maker, or such custodian, trustee, administrator or similar official takes charge of all or any substantial part of the property of the Maker; (iv) an adjudication is made that the Maker is insolvent or bankrupt; (v) the Maker makes a general assignment for the benefit of its creditors; (vi) an attachment is made or taken with respect to a majority of the assets of the Maker, and such attachment is not removed or discharged within 90 days after such attachment is made or taken; or (vii) the Maker takes any corporate or similar action for the purpose of effecting any of the actions, orders or events described in the foregoing clauses of this subsection 9(c).

         10. Remedies. Upon the occurrence of an Event of Default described in Sections 9(a) or 9(b) above, Payee may declare all amounts payable by the Maker to Payee under the terms of the Note immediately due and payable by the Maker to Payee. Upon the occurrence of an Event of Default described in Section 9(c), all amounts payable by the Maker to Payee under the terms of this



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Note shall become automatically due and payable without presentment, protest or demand of any kind. In addition to the foregoing remedies, Payee shall have all the rights, powers and remedies available under the terms of this Note, under applicable law or otherwise, including, but not limited to, the right to bring an action to collect only the amounts for which a default under Section 9(a) above, has occurred.

         11. Costs of Collection. The Maker agrees to pay all costs and expenses of collection, including reasonable attorneys' fees and expenses, arising in connection with any enforcement action by Payee in which Payee shall prevail on any of its rights under this Note whether by or through an attorney-at-law or in an action in bankruptcy, insolvency or other judicial proceedings.

         12. No Personal Liabilities of Directors, Officers, Employees and Stockholders. No director, officer, employee or stockholder of the Maker shall have any liability for any obligations of the Maker under this Note or for any claims based on, in respect of, or by reason of such obligations or their creation. The Payee, by accepting this Note, waives and releases all such liability. The waiver and release are part of the consideration for this issuance of this Note.

         13. Waivers; Amendment. No delay or failure on the part of Payee to exercise any right or remedy accruing to Payee hereunder, upon any default or breach by the Maker of any term or provision hereof, shall be held to be an abandonment thereof. No delay on the part of Payee in exercising any of its rights or remedies shall preclude Payee from the exercise thereof at any time during the continuance of any default or breach. No waiver of a single default or breach shall be deemed a waiver of any subsequent default or breach. Payee may enforce any one or more remedies hereunder successively or concurrently, at its option. All waivers under this Note must be in writing signed by the party entitled to enforce the right waived. All amendments to this Note must be in writing and signed by both the Maker and Payee.

         Except as otherwise provided herein, the Maker, its successors and assigns, and all other persons liable for the payment of this Note, waive presentment for payment, demand, protest, and notice of demand, dishonor, protest and nonpayment, and consent to any and all renewals, extensions or modifications that might be made by Payee and the Maker as to the time of payment of this Note from time to time.

         14. Severability. The invalidity or unenforceability of any provision hereof in any jurisdiction will not affect the validity or enforceability of the remainder hereof in that jurisdiction or the validity or enforceability of this Note, including that provision, in any other jurisdiction. To the extent permitted by applicable law, each party hereto waives any provision of applicable law that renders any provision hereof prohibited or unenforceable in any respect. If any provision of this Note is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties hereto to the extent possible.

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         15.      Notices. Unless otherwise specified, all notices and other communications required or permitted under this Note shall be made in writing in accordance with Section 15.4 of the Purchase Agreement.

         16. Captions. The captions herein set forth are for convenience only and should not be deemed to define, limit or describe the scope or intent of this Note.

         17. Successors; Assignment. The terms and provisions of this Note shall be binding upon and inure to the benefit of the successors and assigns of the Maker and the successors and assigns of Payee. This Note may not be negotiated by Payee. Any purported negotiation of this Note in violation of the foregoing provision shall be null and void and of no force and effect whatsoever. The subordination contained in Section 5 hereof shall survive any sale, assignment, pledge, disposition or other transfer of all or any portion of this Note, and the terms of the subordination provided for herein shall be binding upon the successors and assigns of the Payee.

         18.      Governing Law; Submission to Jurisdiction.

                  (a) This Note shall be deemed to be made in and in any and all respects shall be governed by, and construed in accordance with, the laws of the State of Georgia (without regard to principles of conflict of laws).

                  (b) If any action is brought to enforce or interpret this Note, exclusive venue for such action shall be in Fulton County, Georgia.

         19. Computation of Time. Whenever the last day for the exercise of any privilege or the discharge of any duty under this Note shall fall on a day other than a business day, the party having such privilege or duty shall have until 5:00 p.m. (Atlanta time) on the next succeeding business day to exercise such privilege or to discharge such duty. For purposes of this Note, the term "business day" shall mean any day other than a day which is a Saturday or Sunday or other day on which commercial banks in the State of Georgia are authorized or required to remain closed.


                        [SIGNATURE ON THE FOLLOWING PAGE]



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         IN WITNESS WHEREOF, the Maker has caused this Note to be executed by its duly authorized officer under its corporate seal as of the date first above written.


                                     AHL SERVICES, INC.


                                     By:     /s/ David L. Gamsey
                                           ------------------------------------
                                           Name:  David L. Gamsey
(Seal)                                     Title: Chief Financial Officer and
                                                   Vice President
















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